As filed with the Securities and Exchange Commission on October 31, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MICRONET ENERTEC TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization) 28 West Grand Avenue, Suite 3, Montvale, NJ (Address of Principal Executive Offices)	27-0016420 (I.R.S. Employer Identification No.) 07645 (Zip Code)

Lapis Technologies, Inc. 2012 Stock Incentive Plan
(Full Title of the Plan)

David Lucatz
President and Chief Executive Officer
Micronet Enertec Technologies, Inc.
28 West Grand Avenue, Suite 3
Montvale, NJ 07645
(Name and address of agent for service)

(201) 225-0190
(Telephone number, including area code, of agent for service)

Copies to:
Oded Har-Even, Esq.
Howard E. Berkenblit, Esq.
Shy S. Baranov, Esq.
Zysman, Aharoni, Gayer and
Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
Telephone: (212) 660-3000
Facsimilie: (212) 660-3001
_____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price(4)	Amount of registration fee
Common stock, $0.001 par value per share	20,000	(2)	$4.30	(2)	$86,000	$10.00
Common stock, $0.001 par value per share	730,000	(3)	$3.42	(4)	$2,496,600	$290.10
Total	750,000				$2,582,600	$300.10

(1)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of our common stock as may be issued from time to time with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)           Represents shares of common stock issuable to certain directors of the registrant upon exercise of options granted under the Lapis Technologies, Inc. 2012 Stock Incentive Plan (the “Plan”). Such shares are issuable upon exercise of outstanding options with fixed prices. Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)           Represents shares of common stock reserved for issuance upon the exercise of options that may be granted under the Plan.

(4)           Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the registrant’s shares of common stock as reported on the Nasdaq Capital Market on October 28, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this registration statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the registrant with the Commission, are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a)           The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Commission on March 19, 2014;

(b)           The registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014, as filed with the Commission on May 15, 2014; and for the quarterly period ended June 30, 2014, filed with the Commission on August 14, 2014;

(c)           The registrant’s Current Reports on Form 8-K, as filed with the Commission on January 6, 2014, May 7, 2014, June 6, 2014, June 11, 2014, July 2, 2014, July 7, 2014 and October 6, 2014; and the registrant’s Current Report on Form 8-K/A, as filed with the Commission on July 18, 2014; and

(d)           The description of the common stock contained in the registrant’s registration statement on Form 8-A filed with the Commission on March 27, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Delaware law generally permits the registrant to indemnify its directors, officers, employees and agents. A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. With respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a former or present director or officer is successful, on the merits or otherwise, in defense of any action, suit, or proceeding subject to the Delaware corporate statute’s indemnification provisions, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Delaware law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. A Delaware corporation has the discretion to decide whether or not to advance expenses, unless provided otherwise in its certificate of incorporation or by-laws.

The registrant’s Amended and Restated Bylaws provide that it shall indemnify its directors and officers to the fullest extent authorized under Delaware law, and that the registrant will advance expenses to any officer or director in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the registrant.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
4.1*	Composite Copy of the Certificate of Incorporation of the Registrant, as amended to date.
4.2
Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.5 of Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-185470), filed with the Securities and Exchange Commission on March 18, 2013).

5.1*	Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP.
23.1*	Consent of Ziv Haft, BDO member firm.
23.2*	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney (included in the signature pages hereto).
99.1*	Lapis Technologies, Inc. 2012 Stock Incentive Plan, as amended to date.
___________
* filed herewith

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montvale, New Jersey, on October 31, 2014.

MICRONET ENERTEC TECHNOLOGIES, INC.

By:	/s/ David Lucatz
Name: David Lucatz
Title: President, Chief Executive Officer and Chairman of the Board

Each person whose signature appears below authorizes each of David Lucatz and Tali Dinar, or either of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution, to sign the registration statement on Form S-8 of Micronet Enertec Technologies, Inc., including any and all post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Lucatz	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	October 31, 2014
David Lucatz

/s/ Tali Dinar	Chief Financial Officer and Secretary (principal financial and accounting officer)	October 31, 2014
Tali Dinar

/s/ Jeffrey P. Bialos	Director	October 31, 2014
Jeffrey P. Bialos

/s/ Miki Balin	Director	October 31, 2014
Miki Balin

/s/ Jacob Berman	Director	October 31, 2014
Jacob Berman
/s/ Chezy Ofir	Director	October 31, 2014
Chezy Ofir